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                                                                    EXHIBIT 5.1

                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE
                                [New York Office]




                                                                 June 30, 2000


                                 WRC MEDIA INC.
                    15% SENIOR SUBORDINATED NOTES DUE 2011
                         FORM S-1 REGISTRATION STATEMENT




Ladies and Gentlemen:

            We have acted as counsel for WRC Media Inc., a Delaware corporation (the "Registrant"), in connection with the filing by the Registrant with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), for up to $75,000,000 aggregate principal amount of the Registrant's 15% Senior Preferred Stock due 2011, par value $0.01 per share (the "Senior Preferred Stock").

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The Senior Preferred Stock is to be registered pursuant to the Preferred
Stockholders Agreement dated November 17, 1999.

            In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Preferred Stockholders Agreement.

            Based on the foregoing, we are of the opinion that the Senior Preferred Stock has been duly and validly authorized by the Registrant and is validly issued, fully paid and non-assessable.

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            We hereby consent to the filing of this opinion with the Commission as exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                    Very truly yours,

                                    /s/ Cravath, Swaine & Moore



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WRC Media Inc.
      One Rockefeller Plaza, 32nd Floor
            New York, NY 10020